Exhibit 10.46

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated January 19, 2009 (“Effective Date”), is between Orange 21 Inc. (the “Company”) and A. Stone Douglass (“Executive”).

1.	POSITION, RESPONSIBILITIES, AND TERM

a. Position. Executive is employed by the Company to render services to the Company in the position of Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive (“Services”) by Executive’s supervisor and/or the Company’s Board of Directors (“Board”). Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote Executive’s best efforts to the provision of Services under this Agreement.

b. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (ii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to five percent (5%) of the outstanding equity interests of any publicly-held company.

c. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

d. Term of Employment. The term of this Agreement shall be for a period of (i) four (4) years after the Effective Date of this Agreement; or (ii) the date upon which Executive’s employment is terminated in accordance with Section 3 (the “Term”). Where the Agreement is terminated upon notice and the expiration of the Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2.	COMPENSATION AND BENEFITS

a. Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per year, less applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company.

b. Annual Bonus. In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual bonus of up to fifty percent (50%) of Executive’s annual Base Salary based on the sole discretion of the Board (“Annual Bonus”). Any Annual Bonus earned by Executive will be paid within two-and-one-half months of the end of the year in which it was earned. Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.

c. Stock Option. In further consideration of the Services to be rendered under this Agreement, the Company granted Executive an option to purchase 250,000 shares of the Company’s Common Stock vesting over a period of four (4) years (“Stock Option”) in October 2008. Executive’s entitlement to the Stock Option is conditioned upon Executive’s signing of the Company’s Stock Option Agreement and is subject to its terms and the terms of the applicable Employee Stock Option Plan and related documents adopted by the Board, except as expressly provided herein. The Stock Option shall become immediately vested upon a Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), directly or indirectly, of securities of the Company representing fifty-one percent (51%) or more of the total voting power represented by the Company’s then outstanding voting securities and at any time thereafter prior to the termination of this Agreement, Executive’s employment is terminated without Cause or for Good Reason; or (b) the consummation of the sale, liquidation or disposition by the Company of all or substantially all of the Company’s assets; or (c) the consummation of a merger, consolidation, reorganization or other corporate transaction involving the Company (“Transaction”) in each case, in which the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Transaction.

d. Employment Benefits Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

e. Vacation. Executive shall be eligible to receive paid vacation of four (4) weeks per year (or such greater amount as is approved by the Board from time to time) to be accrued on a pro rata basis during each calendar year, subject to the policies and procedures in the Company’s Employee Handbook as may be amended from time to time in the Company’s sole discretion.

f. Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy. The Company shall also provide Executive with a monthly car allowance of $500.00.

3.	AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.	COMPANY TERMINATION OBLIGATIONS

a. Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3. For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, physical harm to any person, or moral turpitude; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company or engages in other willful misconduct in the performance of Executive’s duties; (v) Executive engages in misfeasance or malfeasance demonstrated by Executive’s failure to perform Executive’s job duties diligently and/or in a professional manner; or (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including but not limited to violation of the Company’s policy concerning sexual harassment, discrimination, retaliation, conflicts of interest, or drugs or alcohol.

b. Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive continued payment of Base Salary for twelve (12) months according to the Company’s normal payroll practices, less applicable withholdings (“Severance”). Executive’s eligibility to receive the Severance set forth in this Section 4(b) is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. All other obligations of the Company under this Agreement shall cease.

c. Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled. Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

d. Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

e. Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 3.

f. Termination By Executive for Good Reason following Change In Control. Executive’s termination of Executive’s employment shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting the Good Reason and provides the Company with a period of thirty (30) days to cure the event constituting the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean: (i) material breach of this Agreement by the Company; or (ii) a change in Executive’s position under this Agreement from Chief Executive Officer (other than a result of termination for Cause). Where Executive terminates Executive’s employment for Good Reason within twelve (12) months after a Change In Control, Executive will be eligible to receive Severance as set forth in Section 4(b) above. Executive’s eligibility to receive the Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. All other obligations of the Company under this Agreement shall cease.

g. Delayed Payments. In the event that Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any compensation with respect to Executive’s termination, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of Executive’s termination. On the day following the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(g).

5.	EXECUTIVE TERMINATION OBLIGATIONS

a. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

c. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibit A and Exhibit B) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION

Executive has signed and agrees to be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

7.	ARBITRATION

The Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with Executive’s employment with the Company, severance of Executive’s employment with the Company, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in San Diego, California, in accordance with the Judicial Arbitration and Mediation Service/Endispute, Inc. (“JAMS”) rules for employment disputes then in effect (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim. The Company shall pay the arbitration costs, to the extent required by law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Diego, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT OR TERMINATION THEREOF, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by an officer or director authorized by the Company’s Board. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

a. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the Company at its corporate office in San Diego, California or to Executive at Executive’s residence. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.	GOVERNING LAW AND FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties hereby agree that the sole and exclusive forum for resolution of any dispute relating to this Agreement shall be in San Diego, California, the parties hereby submit to personal jurisdiction of state and federal courts and the arbitrator in San Diego, California to resolve any disputes relating to this Agreement.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibit A and Exhibit B, shall survive the termination of employment and the termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement attached as Exhibit B and any applicable Employee Stock Option Plan and Company Stock Option Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ORANGE 21 INC.

	/s/ David R. Mitchell	/s/ A. Stone Douglass
By:	David R. Mitchell	A. Stone Douglass
Its:	Chairman of the Compensation Committee and duly authorized signatory

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (hereinafter “Release”) is entered into this [            ] day of [            ], by and between [            ] (“Executive”) and [            ] (“Company”).

RECITALS

A. On [                        ], Executive became employed by the Company according to the terms and conditions of the Executive Employment Agreement between the parties (“Employment Agreement”).

B. On or about [                        ], Executive’s employment with the Company was terminated pursuant to Section 3 of the Employment Agreement.

C. According to the terms and conditions of the Employment Agreement, Executive is entitled to certain severance payments and other benefits if Executive executes this Release. By execution hereof, Executive understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of the Company and that the Company denies any liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree as follows:

1. Executive, for Executive and Executive’s spouse, heirs, assigns, executors, administrators, agents, successors and affiliates, hereby unconditionally, irrevocably and absolutely releases and discharges the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from any and all known or unknown loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type (collectively “Claims”), whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them and arising on or prior to the date hereof in connection with Executive’s employment with the Company, the termination of said employment and claims of emotional or physical distress related to such employment or termination. This Release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination In Employment Act if over 40, or any other statutes or laws that govern discrimination in employment.

2. Executive irrevocably and absolutely agrees that Executive will not prosecute nor cooperate with any prosecution on Executive’s behalf in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released in Section 1, it being an intention of the parties that with the execution of this Release, the Company and its past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other related in any way to the matters released in Section 1.

3. Executive agrees to treat all matters related to this Release as confidential (“Confidential Information”); provided, however, that nothing herein shall be deemed to preclude Executive from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process, or from disclosing Confidential Information to Executive’s legal counsel, tax advisor or spouse. Similarly, Executive shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to the Confidential Information, or any aspect thereof, the reasons therefore and the terms of this Release.

4. Executive agrees not to (i) make any unfavorable or disparaging comments or remarks (whether written or oral) to third parties regarding the Company or its officers, directors and employees); or (ii) endorse, approve, disseminate, or assist in the dissemination of, any unfavorable or disparaging comments or remarks (whether written or oral) made by any third party regarding the Company or its officers, directors and employees.

5. Executive and the Company do certify that Executive and the Company have read all of this Release, and that Executive and the Company fully understands all of the same. Executive hereby expressly waives all of the benefits and rights granted to Executive pursuant to any applicable law or regulation to the effect that:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. Executive and the Company further declare and represent that no promise, inducement or agreement not herein expressed has been made to either and that this Release contains the full and entire agreement between and among the parties, and that the terms of this Release are contractual and not a mere recital.

7. The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of California.

8. This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

9. If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

10. It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

11. Executive represents, acknowledges and agrees that the Company has advised him, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Executive has desired, Executive has done so; that the Company has given Executive twenty-one (21) days to review and consider this Release before signing it, and Executive understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Executive to sign this Release; that Executive has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that Executive is executing this Release voluntarily, and free of any duress or coercion.

12. The parties acknowledge that for a period of seven (7) days following the execution of this Release by Executive, Executive may revoke the Release, and the Release shall not become effective or enforceable until the revocation period has expired. This Release shall become effective eight (8) days after it is signed by Executive.

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below.

ORANGE 21 INC.

By:	A. Stone Douglass
Its:

Dated:	Dated:

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT